Exhibit 99.1

NEWS RELEASE

Contact:	Donna D’Amico	48 South Service Road
Melville, NY 11747
(631) 465-3600

PARK ELECTROCHEMICAL CORP. ANNOUNCES PROPOSED
RESTRUCTURING OF ITS EUROPEAN BUSINESS UNITS

Melville, New York, September 15, 2008.....Park Electrochemical Corp. (NYSE-PKE) announced that its Neltec Europe SAS and Neltec SA business units are proposing to restructure their operations and that, as a major component of such restructuring, Neltec Europe SAS, Park’s digital electronic materials business unit located in Mirebeau, France, is proposing to close completely its operations and has commenced an information and consultation process with its employees regarding the proposed closure in accordance with French law. Although Park intends to continue fully the operations of its Neltec SA RF/microwave electronic materials business unit located in Lannemezan, France, the proposed European restructuring does include a reorganization of certain of the activities of Neltec SA. Neltec Europe SAS is proposing to close fully its operations in response to the very serious erosion of the markets for digital electronic materials in Europe and the migration of such markets to Asia. The market for such products in Europe has eroded to the point where Park believes is not possible for the Neltec Europe SAS business to be viable.

If the closure of the Neltec Europe SAS operations is implemented as proposed, Park would plan to supply and fully support all existing customers of Neltec Europe SAS from Park’s electronic materials operations located in the United States. The proposed reorganization of certain of the activities of Neltec SA is not expected to affect Neltec SA’s service or ability to support its customers around the world. At this time, the proposed restructuring plans do not contemplate the loss of material amounts of business by Park.

In light of the proposed closure of the operations of Neltec Europe SAS, Ronald Brett has resumed his role as President of Neltec Europe SAS and Manuel Gonzalez has resumed his role as Manufacturing Director of Neltec Europe SAS.

If the proposed restructuring is implemented, Park would expect to record a one-time pre-tax charge of approximately $5 million to $6 million in the third or fourth quarter of Park’s current fiscal year ending March 1, 2009 in connection with this matter, which charge would be comprised of the write-off of assets and the recognition of certain expenses. If the proposed closure of Neltec Europe SAS is implemented, the Neltec Europe SAS business would have no further impact on the consolidated financial condition or results of operations of Park and would be treated as a discontinued operation.

Certain portions of this press release may be deemed to constitute forward looking statements that are subject to various factors which could cause actual results to differ materially from Park’s expectation. Such factors include, but are not limited to, general conditions in the electronics and aerospace industries, Park’s competitive position, the status of Park’s relationships with its customers, economic conditions in international markets, the cost and availability of raw materials, transportation and utilities, and the various other factors set forth in Item 1A “Risk Factors” and under the caption “Factors That May Affect Future Results” after Item 7 of Park’s Annual Report on Form 10-K for the fiscal year ended March 2, 2008.

Park Electrochemical Corp. is a global advanced materials company which develops and manufactures high-technology digital and RF/microwave printed circuit materials principally for the telecommunications and internet infrastructure and high-end computing markets and advanced composite materials, structures and components principally for the aerospace markets. Park’s core capabilities are in the areas of polymer chemistry formulation, coating technology and advanced composite structures and component design and fabrication. The Company’s manufacturing facilities are located in Singapore, China, France, Connecticut, New York, Kansas (under construction), Arizona, California and Washington.

Additional corporate information is available on the Company’s web site at www.parkelectro.com.

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